Calculation of Filing Fee Tables
S-8
Salesforce, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share, issuable in respect of assumed stock options under the Qualified.com, Inc. 2019 Equity Incentive Plan	Other	220,624	$ 20.27	$ 4,472,048.48	0.0001381	$ 617.59
Total Offering Amounts:						$ 4,472,048.48		$ 617.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 617.59
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the 'Securities Act'), this Registration Statement on Form S-8 (this 'Registration Statement') shall also cover any additional shares of common stock, par value $0.001 per share (the 'Common Stock') of Salesforce, Inc. (the 'Registrant') that become issuable under the Qualified.com, Inc. 2019 Equity Incentive Plan (the 'Plan') by reason of an event such as any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock. (2) The Proposed Maximum Offering Price Per Unit has been estimated in accordance with Rule 457(h) under the Securities Act based the weighted-average exercise price per share of the assumed stock options. (3) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources